EXHIBIT 23.1


The Board of Directors
CRC Holdings Corp.:

The audits referred to in our reports dated May 19, 1998 except Note 15 which is as of [date] and October 3, 1998, included the related financial statement schedule for the period from June 12, 1997 to March 31, 1998, and the related financial statement schedule for the years ended March 31, 1996 and 1997 and for the period from April 1, 1997 to June 11, 1997 included in the registration statement. These financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statement schedules based on our audit. In our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to the use of our reports included herein and to the reference to our firm under the heading "Experts" in the prospectus.



Tulsa, Oklahoma                              /s/ KPMG LLP
February 11, 1999                            -------------------------
                                                 KPMG LLP